Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS RAISES $10 MILLION

SAN DIEGO, CA—February 26, 2003— Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that it has raised $10 million in gross proceeds from the sale of convertible debentures in a private placement. The debentures bear interest at the rate of 7.5% per annum and have a maturity date of February 25, 2006. The debentures are convertible into shares of Hollis-Eden common stock at a price of $5.70 per share. The conversion price, which represents a premium to the average price of Hollis-Eden’s Common Stock over a several day period prior to the closing, is subject to limited anti-dilution adjustments under certain circumstances. In addition, the Company can require that holders of debentures convert outstanding debentures into Common Stock under specified circumstances. The Company also issued to the investors in the private placement warrants to purchase an aggregate of 350,880 shares of Common Stock at $6.17 per share and additional warrants to purchase an aggregate of 350,880 shares of Common Stock at $6.71 per share. SG Cowen Securities Corporation acted as placement agent in the transaction.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as Immune Regulating Hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational IRHs under development, including HE2000, which is currently being studied in clinical trials in a number of infectious diseases. In addition, Hollis-Eden recently entered into a Cooperative Research and Development Agreement (CRADA) with the United States Department of Defense to jointly develop another IRH, HE2100, as a radioprotectant (a drug that may potentially be used to protect a person from radiation injury due to a nuclear accident or event). Hollis-Eden is also developing an additional IRH, HE2200, for improving vaccine responses in the elderly and for lowering cholesterol in conditions of hypercholesterolemia. For more information on Hollis-Eden, contact the Company’s website at http://www.holliseden.com/.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the failure to successfully complete clinical trials, the Company’s future capital needs, the Company’s ability to obtain additional funding and required regulatory approvals, the ability of the Company to protect its intellectual property rights and to not infringe the intellectually property rights of others, the development of competitive products by other companies and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

Contact:

Dan Burgess	Brad Miles
Hollis-Eden Pharmaceuticals	BMC Communications
(858) 587-9333, ext. 409	(212) 477-9007

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